 Exhibit 5.1

December 16, 2019

Akoustis Technologies, Inc.

9805 Northcross Center Court, Suite A

Huntersville, NC 28078

Ladies and Gentlemen:

We have acted as your counsel in connection with the issuance and sale of 5,520,000 shares (the “Shares”) of common stock, par value $0.001 per share (“Common Stock”), of Akoustis Technologies, Inc., a Delaware corporation (the “Company”), pursuant to the Underwriting Agreement dated December 12, 2019 (the “Underwriting Agreement”) by and between the Company and Craig-Hallum Capital Group LLC, as representative of the several underwriters named therein. In accordance with the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, the Company has prepared and filed with the Securities and Exchange Commission (the “SEC”) on October 1, 2018 a Registration Statement on Form S-3 (Registration No. 333-227637), declared effective by the SEC on October 5, 2018 (the “Registration Statement”), including a base prospectus dated October 5, 2018 (the “Base Prospectus”), a preliminary prospectus supplement dated December 11, 2019 (the “Preliminary Prospectus Supplement”) and a final prospectus supplement dated December 12, 2019 (the “Final Prospectus Supplement”).

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares. For purposes of rendering that opinion, we have examined (i) the Registration Statement, (ii) the Base Prospectus, insofar as it pertains to the offering of the Shares, as supplemented by the Preliminary Prospectus Supplement and Final Prospectus Supplement, (iii) the Underwriting Agreement, (iv) the Company’s Certificate of Incorporation, as amended through the date hereof, (vi) the stock ledger of Common Stock and (vii) the corporate action of the Company’s Board of Directors which provides for the issuance of the Shares, and we also have made such investigation of law as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. Other than our review of the documents listed in (i) through (vii) above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion. For the purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including the assumptions that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, that all signatures on each such document are genuine and that the Company is and shall remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. We have further assumed the legal capacity of natural persons, and we have assumed that the Underwriting Agreement is enforceable against each of the parties thereto. We have not verified any of those assumptions.

K&L Gates LLP

Hearst Tower 47th Floor 214 North Tryon Street Charlotte NC 28202

T +1 704 331 7400 F +1 704 331 7598 klgates.com

Akoustis Technologies, Inc.

December 16, 2019

Our opinion set forth below is limited to the Delaware General Corporation Law (the “DGCL”), including reported judicial decisions interpreting the DGCL.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Final Prospectus Supplement and pursuant to the Underwriting Agreement, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated December 16, 2019 and its incorporation by reference in the Registration Statement. We also consent to the reference to our Firm in the Preliminary Prospectus Supplement and the Final Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, Preliminary Prospectus Supplement or Final Prospectus Supplement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the SEC, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP